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                                                                    EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG, LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and "Selected Historical Consolidated Financial and Other Data" and to the use of our report dated January 27, 1998, except for Note 12 as to which the date is February 5, 1998, in the Registration Statement (Form S-4) and the related Prospectus of Concentric Network Corporation for the registration of $150 million of 12 3/4% Senior Notes due 2007.

                                          /s/ Ernst & Young LLP

San Jose, California

March 23, 1998